Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

Pinterest, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.00001 par value per share, reserved for issuance pursuant to the Registrant’s 2019 Omnibus Incentive Plan	457(c) and 457(h)	32,843,611 (2)	$28.47(3)	$935,057,605	.0000927	$86,680
Total Offering Amounts					$935,057,605		$86,680
Total Fee Offsets							N/A
Net Fee Due							$86,680

(1)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock, $0.00001 par value per share (“Class A Common Stock”) that become issuable under the Registrant’s 2019 Omnibus Incentive Plan (the “2019 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A Common Stock.
(2) Reflects an automatic increase to the number of shares of Class A Common Stock reserved for issuance pursuant to future awards under the 2019 Plan. Such increase automatically occurred on January 1, 2022 pursuant to the terms of the 2019 Plan.
(3)    Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low sales prices per share of the Class A Common Stock as reported on the New York Stock Exchange on January 31, 2022.